Exhibit 10.4

1 New Orchard Road

Armonk, NY 10504-1722

December 12, 2019

James Whitehurst

3426 Dover Road

Durham, NC 27707

Dear Jim,

I am delighted to offer to set your IBM Hire Date as December 13, 2019, realizing the final step to becoming an IBMer as offered in your October 28, 2018 Offer Letter (the “Offer”). You will continue as Senior Vice President, IBM and Chief Executive Officer, Red Hat. I am extremely excited about you becoming an IBMer.

The attachment (the “Amendment”) amends the Offer and sets forth the specifics of your transition to IBM.

Please indicate your acceptance of this Amendment by signing and returning the letter to me.

Sincerely,

Diane Gherson

Senior Vice President

Human Resources

Attachments

December 12,2019

James Whitehurst

This letter amends the offer letter between you and IBM dated October 28, 2018 (the “Offer” which is attached for your reference) and confirms your role as Senior Vice President, IBM and Chief Executive Officer, Red Hat, reporting to Ginni Rometty, Chairman and Chief Executive Officer, IBM.

If you accept this Amendment, the elements of your employment will be:

IBM Hire Date

Your IBM Hire Date will be December 13, 2019, and the terms set forth below will become effective as of that date.

Total Target Cash

Effective on your IBM Hire Date, your total target annualized cash compensation will be $2,750,000.00. It will be comprised of $1,100,000.00 annual base salary and $1,650,000.00 target incentive. This is in addition to your participation in the IBM Benefits plans. As an employee, you will receive a paycheck on a semi-monthly basis, on or around the 15th and 31st of each month. For 2019, your base salary will be prorated to reflect your actual employment as an IBMer.

For the period of March 1, 2019 through February 29, 2020, the incentive payout amount will be determined based on Red Hat’s Executive Variable Compensation (EVC) Plan that was previously approved by Red Hat’s Compensation Committee in 2019.

Beginning on March 1, 2020, you will participate in IBM’s Annual Incentive Program (AIP). The AIP payment amount will be determined based on IBM and Red Hat’s business performance, and the attainment of your individual business objectives, as approved by IBM’s Compensation Committee. Your incentive payment target for the period of March 1, 2020 through December 31, 2020 will be prorated to reflect the shortened ten (10) month incentive period. You must be an active employee on December 31, 2020 to be eligible for a payout under AIP. You will receive a letter detailing the objectives and structure of AIP shortly after the AIP performance period begins in 2020. For further details on how this program works and how it relates to the rest of your compensation package, please read the IBM Annual Incentive Program description which will be sent to you after your IBM Hire Date.

Long-Term Incentive Award Opportunity

As an IBM senior executive, you will be eligible to be considered for IBM equity award grants during IBM’s annual Executive Cash and Equity cycle, which historically has been during June of each year.

December 12,2019

James Whitehurst

Outstanding Unvested Equity Awards

Under the terms of the Red Hat, Inc., 2004 Long-Term Incentive Plan (“Red Hat LTIP”), as amended and restated, your outstanding unvested awards granted under the Red Hat LTIP continue to vest as long as you maintain continuous service to the Company or one of its Affiliates (as those terms are defined under the Red Hat LTIP), as an employee. In accordance with the definitions of Company and Affiliates under the Red Hat LTIP, IBM is an Affiliate because it is an entity that controls Red Hat, Inc. Therefore, your awards will continue after your IBM Hire Date, as long as you meet the terms and conditions set forth in the Red Hat LTIP and your applicable award agreement, including the vesting requirements described therein.

Any outstanding unvested equity awards granted under the IBM Long Term Performance Plan (IBM LTPP) remain subject to the terms and conditions of such awards.

Cash Retention Award

The terms and conditions of the cash retention award set forth in Section III of the Offer continue to apply unchanged.

Benefits

During your employment, you will be eligible to participate in the various benefit plans which IBM generally makes available to its regular employees, including medical and dental coverage, accident, disability and life insurance, as well as the IBM 401(k) Plus Plan. The 401(k) Plus Plan offers a 100% Company match, up to 5% of eligible pay, plus a 1% automatic contribution. In addition, based on your current estimated eligible pay you are eligible to participate in the IBM Excess 40l(k) Plus Plan that provides benefits in excess of the IRS limits. Your service with Red Hat will be credited as IBM service for purposes of calculating vacation accruals, short term and long term disability eligibility and for IBM post-employment medical access via IBM’s Rule of 65. In addition, it will be credited toward satisfying the one year service requirement to be eligible to receive IBM matching and automatic contributions under the IBM 40l(k) Plus Plan and IBM Excess 40l(k) Plus Plan.

Additional details on the programs mentioned above will be provided separately. For detailed information on IBM Health Care benefits, visit the Health Care Benefits at IBM site at http://www.ibm.com/employment/us/benefits/. If you have additional benefits questions after visiting our website, please contact Nickle Lamoreaux at nicklejs@us.ibm.com. Additionally, the Affordable Care Act (ACA) requires companies to provide employees with a Notice of Exchanges which discusses the Health Insurance

December 12,2019

James Whitehurst

Marketplace; a public option where individuals may purchase health care coverage. This notice is attached for your information.

Waiver of Severance Rights

As a condition of your employment with IBM, you agree to waive all rights set forth in Section IV of the Offer, including rights to receive severance payments and benefits, and the continued application of Section 7 of the Red Hat Severance Arrangement regarding 280G of the Internal Revenue Code. Such waiver is effective as of your IBM Hire Date.

Except as set forth in this Amendment, the terms of the Offer continue to apply.

For the avoidance of doubt the Holder Agreement that you signed, and became effective October 28, 20I8, continues to remain in effect in accordance with its terms.

Miscellaneons

IBM employees are required to comply with IBM’s Business Conduct Guidelines. Within 30 days of your IBM Hire Date, you will be required to acknowledge receipt and compliance with the guidelines.

The terms of this letter are not a contract of employment and do not imply employment for any specific period of time. Rather, employment at IBM is at-will, which means that either you or IBM may terminate your employment at any time, for any reason and without prior notice. No modification of this at-will status is valid unless contained in writing signed by two authorized representatives of IBM.